United States securities and exchange commission logo





                     October 1, 2020

       Renee M. Gaeta
       Chief Financial Officer
       Establishment Labs Holdings Inc.
       Buildings B15 and 25, Coyol Free Zone
       Alajuela, Costa Rica

                                                        Re: Establishment Labs
Holdings Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 16,
2020
                                                            File No. 001-38593

       Dear Ms. Gaeta:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences